Exhibit 10.2.1

AMENDMENT NO. 1

TO

THE AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BLACKSTONE HOLDINGS II L.P.

This AMENDMENT No. 1, dated as of November 3, 2009 (this “Amendment No. 1”), to the Amended and Restated Agreement of Limited Partnership, dated as of June 18, 2007 (the “Partnership Agreement”), of Blackstone Holdings II L.P., a Delaware limited partnership (the “Partnership”), is entered into by Blackstone Holdings I/II GP Inc., a corporation formed under the laws of the State of Delaware, as the general partner of the Partnership (the “General Partner”) and the Limited Partners. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Partnership Agreement.

WHEREAS, the General Partner and the Limited Partners are parties to the Partnership Agreement;

WHEREAS, the General Partner wishes to amend certain provisions of the Partnership Agreement in the manner and as more fully set forth herein;

WHEREAS, pursuant to Section 11.12 of the Partnership Agreement, the Partnership Agreement may be amended, supplemented, waived or modified by the written consent of the General Partner; provided that any amendment that would have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes of Units must be approved by the holders of not less than a majority of the Vested Percentage Interests of the Class affected; and

WHEREAS, the holders holding not less than a majority of the Vested Percentage Interests of the Units have consented to amending the Partnership Agreement in the manner and as more fully set forth herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration acknowledged hereby, the parties hereto agree as follows:

1. Amendment to Section 10.2. Paragraphs (a) and (b) of Section 10.2 are hereby amended to reflect the following changes (~~strikethroughs~~ represent deletions and double underlines represent insertions):

(a) “Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner (including without limitation, the General Partner) or a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership or, while a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals~~; provided that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct~~ , if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any alleged conduct resulting in a criminal proceeding against the person, such person had no reasonable cause to believe that such person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.”

(b) “Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.02(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon (i) presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise and (ii) to the extent determined by the General Partner in its sole discretion to be necessary or advisable, receipt by the Partnership of security or other assurances satisfactory to the General Partner in its sole discretion that such person will be able to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to ~~pay~~advance expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.”

2. Ratification and Confirmation of the Partnership Agreement. Except as so modified pursuant to this Amendment No. 1, the Partnership Agreement is hereby ratified and confirmed in all respects.

3. Applicable Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware.

4. Effectiveness. This Amendment No. 1 shall be effective as of the date hereof.

5. Severability of Provisions. If any provision of this Amendment No. 1 shall be held to be invalid, such provision shall be given its meaning to the maximum extent permitted by law and the remainder of this Amendment No. 1 shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first written above.

GENERAL PARTNER:

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Chief Legal Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner without execution hereof pursuant to Section 11.16 of the Partnership Agreement.

By: BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Chief Legal Officer